German American Bancorp
(GABC)

Tender Offer Expiring March 14, 2003

GABC Tender Offer at $20.00

Overview

- Why is GABC making this offer?
- Why should I consider tendering my shares?
- What types of investments might I consider making with the proceeds of my sale if I tender my shares?
- What are some tax planning opportunities that I might consider in connection with the tender?
- How do I tender my shares?

Summary of the Tender Offer

Tender amount:	Up to 1,000,000 shares with the option to purchase up to an additional 225,000 shares
Tender price:	$20.00 per share
Shares outstanding before tender:	11,451,300
Shares outstanding after tender (assumes 1 million shares purchased):	10,451,300
Tender expiration:	March 14, 2003 at 5:00 P.M. CST, unless extended
Dealer manager:	Donnelly, Penman, French, Haggarty & Co.

GABC Tender Offer at $20.00

Why is GABC making this offer?

Why is GABC making this offer?

- GABC has excess capital



GABC Historical Capitalization
dollars in thousands
$106,000
$104,000
$102,000
$100,000
$98,000
$96,000
$94,000
$92,000
$90,000
$88,000
11.00%
10.00%
9.00%
8.00%
7.00%
6.00%
5.00%
4.00%
3.00%
"well capitalized"
1998
1999
2000
2001
2002 *
GABC Shareholders Equity
GABC Tier I Capital to Average Assets

* As of September 30, 2002 – Source: SNL Financial LP

Why is GABC making this offer?

- **Ramifications of excess capital**
  - Detrimental to Earnings per Share (EPS)
  - Detrimental to Return on Equity (ROE)
- **Alternatives previously attempted**
  - Periodic open market purchases by GABC – Regulatory restrictions limit quantity of repurchased shares
  - Quarterly cash dividends
  - *These have not had a material effect on the excess capital position*

Why is GABC making this offer?

GABC Peer Group Comparison

		As of September 30, 2002			
Company Name	**Ticker**	**Avg Assets ($000)**	**Avg Equity ($000)**	**Equity / Assets**	**ROAE (%)**
Cass Information Systems, Inc.	CASS	598,909	57,893	9.67%	12.26%
Community Bank Shares of Indiana, Inc.	CBIN	462,314	43,165	9.34%	6.02%
Exchange National Bancshares, Inc.	EXJF	785,183	82,834	10.55%	9.79%
First Federal Financial Corporation of Kentucky	FFKY	672,240	58,370	8.68%	14.76%
HFB Financial Corporation	HFBA	249,600	22,531	9.03%	10.01%
Home Federal Bancorp	HOMF	880,000	78,200	8.89%	13.84%
Horizon Bancorp	HBNC	709,771	41,027	5.78%	15.36%
Monroe Bancorp	MROE	535,500	44,300	8.27%	12.45%
Tower Financial Corporation	TOFC	361,386	38,860	10.75%	6.30%
Mean				**8.99%**	**11.20%**
Median				**9.03%**	**12.26%**
German American Bancorp	GABC	980,432	104,290	10.64%	8.55%

Source: SNL Financial LP Y-Merge suggested peer group based on region and asset size

ROAE means Return on Average Equity

Why is GABC making this offer?

- **GABC Peer Group Comparison**
  - Of the 10 institutions profiled, GABC ranks 8th in terms of Return on Equity
  - GABC ranks 2nd out of 10 in terms of total equity to total assets
  - With the current interest rate environment, the incremental income from excess capital is not enough to justify the detrimental Return on Equity impact

GABC Offer

Why should I consider tendering my shares?

Why consider tendering your shares?

- Shareholders can sell for cash without brokerage commissions
- Liquidity event for larger shareholders who may want to diversify holdings
- Larger blocks of shares can be sold without disrupting the market (lowering the price) for GABC
- Risk of Market Price Decline

Why consider tendering your shares?

- **$20 is the highest price in the last 4 years**
  (through February 12, 2003)



German American Bancorp (GABC) Stock Price History
$24
22
20
18
16
14
12
10
Jan-04-99
Mar-04-99
May-04-99
Jul-04-99
Sep-04-99
Nov-04-99
Jan-04-00
Mar-04-00
May-04-00
Jul-04-00
Sep-04-00
Nov-04-00
Jan-04-01
Mar-04-01
May-04-01
Jul-04-01
Sep-04-01
Nov-04-01
Jan-04-02
Mar-04-02
May-04-02
Jul-04-02
Sep-04-02
Nov-04-02
Jan-04-03
Tender Offer

▼ Indicates 5% stock dividend (payable on December 15th of 1999, 2000, 2001 & 2002)

Why consider tendering your shares?

- **The tender offer represents approximately 9 months of GABC trading volume**



Volume Accumulation over Time (Days)
In a best case scenario, complete market absorption occurs after approximately 9 months
Tender Offer
GABC Shares (000's)
1,400
1,200
1,000
800
600
400
200
0
1
30
60
90
120
150
180
210
240
270
300
330
365
Days

* Based on the 200 day average volume as reported on 2/13/2002. Reported volume has been divided by two to account for buy and sell side of one transaction. Assumes 4.5 trading days per 7 calendar days.

Why consider tendering your shares?


After-Tax Pricing Analysis
After-Tax Price
$21.00
$20.00
$19.00
$18.00
$17.00
$16.00
$15.00
$14.00
$16.25
$17.50
$18.75
$20.00
Market Price
Before Tender:
$15.55
$5.00
$10.00
$15.00
$20.00
Cost Basis

* Assumes your sale of shares is treated as a "sale or exchange" for federal income tax purposes that generates long-term capital gain for you, and is not treated as a dividend. See "Material Federal Income Tax Consequences" on pages 20 through 22 of GABC's Offer to Purchase dated February 7, 2003. Assumes a 25% combined federal, state & local long-term capital gains tax rate. Your tax consequences may be different and your tax may be more or less. Please consult your own tax advisor for your personal situation. The above is for illustrative purposes only.

GABC Offer

What types of investments might I consider making with the proceeds of my sale if I tender my shares?

Potential investment opportunities

- **Common Stocks**
- **Corporate Bonds**
- **US Treasury Notes**
- **Municipal Bonds**
- **Certificates of Deposit (CDs)**
- **529 Education Plan**

Potential investment opportunities

Historical Stock Market Performance				
	2003 YTD	2002	2001	2000
S&P 500	-5.11%	-23.37%	-13.04%	-10.14%
NASDAQ	-1.90%	-31.53%	-21.05%	-39.29%
DJIA	-5.19%	-16.76%	-7.10%	-6.18%

Fixed Income Current Yields	
10 Year US Treasury	3.95%
10 Year AAA Tax-exempt Municipal Bond	3.99%
1 Year CD Rate	1.89%
5 Year CD Rate	3.46%

Sources: Yahoo Financial, Bloomberg.com and Bank rate.com as of February 14, 2003 and for the year-to-date periods then ended.

Potential investment opportunities

- **529 Education Plan***
  - Tax free withdrawals for education purposes (K-12 and post-secondary)
  - 5 year proration options of the $11,000 annual exclusion ($55,000 per beneficiary, $110,000 per married couple)

* Please consult your own tax advisor for your personal situation. The above is for illustrative purposes only.

GABC Offer

What are some tax planning opportunities that I might consider in connection with the tender?

Tax planning opportunities

- **Utilize gift tax exemption to pass value to family members**
- **Obtain income tax deduction by donating appreciated stock to qualified religious, charitable, educational or other qualified institutions.**
- **Tax results are highly dependent on personal circumstances. Consult your own tax advisor to make sure that any gift or donation achieves your intended results, and that it is consistent with other income tax, gift and estate planning goals or strategies you might have or might wish to consider.**

Tax planning opportunities*

Gift Tax Exemptions*

- $11,000 per person, per donor, annual exclusions
- $1,000,000 lifetime exemption
- You might gift shares to family members who might then choose to tender the shares to the Company

* Please consult your own tax advisor for your personal situation. The above is for illustrative purposes only.

Tax planning opportunities

- **Make Donations to Qualified Organizations**
  - Receive federal income tax deduction equal to the stock's fair market value at the date of donation
    - Annual limit (not more than 30% of Adjusted Gross Income)
    - 5 year carry-forward for amount above 30% limit (subject to limitations)
    - See IRS Publication 526 and your personal tax advisor for details.
  - Consider prepaying future planned charitable contributions
  - If the qualified organization decides to tender the shares into GABC's tender offer, you will generally not owe the tax that you might otherwise have paid had you tendered the shares to GABC; see your personal tax adviser to confirm that this result will apply to your personal situation under all the facts and circumstances.

GABC Offer

How do I tender my shares?

Summary of Tender Process

- **For certificated shares held in your name:**

  (complete the blue form – the Letter of Transmittal)

  - List the certificates and the number of shares that you are tendering in the box captioned "Description of Shares Tendered"

- **For book-entry shares held under the Dividend Reinvestment Plan ("DRP") in your name**

  (complete the blue form – the Letter of Transmittal)

  - **Complete one of the boxes under "Description of Shares Tendered"**

- **For all shares held of record in your name**
  - Complete "Special Payment Instructions", and/or "Special Delivery Instructions" if needed – remember, if you select either of these options, you must have your signature(s) guaranteed

Summary of Tender Process

- **For all shares held of record in your name:**
  - If you are an Odd Lot Holder who is tendering all your shares, complete the box captioned "Odd Lots"
  - If you want to make a conditional tender, complete the box captioned "Conditional Tenders"
  - **Complete the substitute Form W-9 to certify your tax number**
  - Sign the Letter of Transmittal in the box captioned "Sign Here". **If shares are jointly owned, all owners must sign the Letter of Transmittal.**

Summary of Tender Process

- **What if my shares are held of record by my broker or bank?**
  - Your bank or brokerage will be sending you the tender documents in the mail
  - You must instruct your bank or brokerage if you wish to tender, by specifying how many shares, Odd Lot and conditional tender elections, etc.
  - Your bank or brokerage will then tender the shares on your behalf if you give it enough time to do so prior to the expiration of the offer
  - If you have questions, please call your bank, brokerage or Donnelly, Penman, French, Haggarty & Co. at (866) 440-2482

Summary of Tender Process

- **To validly tender your shares, you must do one of the following:**
  - Record shareholder: Deliver the completed Letter of Transmittal accompanied by your share certificates and/or your completed DRP instructions so that they are received by the depositary before March 14 at 5:00 P.M. CST; or, if time does not permit, have a bank or broker assist you in timely notifying our depositary of guaranteed delivery
  - Shares held of record by broker or bank: Instruct your broker or bank to tender the shares sufficiently in advance of March 14 so that the broker or bank has enough time to act before expiration of the offer

Summary

- GABC is conducting a tender offer to reduce its excess capital
- The purchase of its shares pursuant to the tender offer, assuming GABC's continued profitability, has the potential to increase GABC's earnings per share (EPS) and return on equity (ROE)
- The tender offer price represents a significant premium to the prices at which GABC traded prior to announcement of this offer
- No commissions
- After-tax proceeds in many cases will exceed the stock price immediately prior to announcement of this offer (see your personal tax advisor)
- Offer expires March 14, 2003

Summary of Tender Process

- **For additional document assistance:**

UMB Bank N.A. (Transfer Agent)	(800) 884-4225 (toll-free)
DPFH & Co. Attention: Robert France or Sean O'Donnell	(866) 440-2482 (toll-free)
German American Attention: Terri Eckerle	(800) 482-1314 (toll-free)

Summary of Tender Process

Q&A